UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 24, 2022

MASTEC, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	001-08106	65-0829355
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(Address of Principal Executive Offices) (Zip Code)

(305) 599-1800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 Par Value	MTZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On July 24, 2022, MasTec, Inc., a Florida corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Infrastructure and Energy Alternatives, a Delaware corporation (“IEA”), and Indigo Acquisition I Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into IEA (the “Merger”), with IEA continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of the Company.

On the terms and subject to the conditions set forth in the Merger Agreement, the Company will pay for each outstanding share of common stock of IEA (other than dissenting shares) $10.50 in cash and 0.0483 of a share of common stock of the Company. The Company expects to pay aggregate cash consideration of approximately $600 million and issue a total of approximately 2.8 million shares in connection with the Merger

Consummation of the Merger is subject to various conditions, including: (1) approval of the stockholders of IEA, (2) the absence of any restraining order, inunction, judgment, order or decree by any court of competent jurisdiction or other law that prohibits consummation of the Merger, (3) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (4) the common stock of the Company to be issued in connection with the Merger shall have been approved for listing on the New York Stock Exchange, (5) effectiveness of the registration statement on Form S-4 to be filed by the Company pursuant to which the issuance of such shares of common stock of the Company will be registered under the Securities Act of 1933, as amended, and (6) other customary closing conditions, including (a) subject to materiality qualifiers, the accuracy of each party’s representations and warranties under the Merger Agreement, (b) each party’s compliance in all material respects with its obligations and covenants under the Merger Agreement and (c) the absence of a material adverse effect, as described in the Merger Agreement, with respect to each party thereto. The completion of the Merger is not conditioned on receipt of financing by the Company.

The Merger Agreement contains certain termination rights for both the Company and IEA, including if the Merger is not consummated by July 24, 2023 (or as extended in accordance with the Merger Agreement). The Merger Agreement also provides for certain termination rights for each of the Company and IEA, and provides that, upon termination of the Merger Agreement under certain specified circumstances, IEA would be required to pay the Company a termination fee of $27,500,000.

The Company has obtained debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, when added together with the cash of the Company and any other readily available funds, will result in the Company having at the closing access to sufficient immediately available funds to consummate the Merger and the transactions contemplated by the Merger Agreement, and to pay all related fees and expenses.

Concurrently with the execution of the Merger Agreement, certain stockholders, which collectively beneficially own 16,772,434 IEA Shares, representing approximately 35% of the outstanding IEA Shares, entered into a voting and support agreement (the “Voting Agreement”) with the Company in which they have agreed, among other things and subject to the terms and conditions of the Voting Agreement, to vote the IEA Shares they beneficially own in favor of the adoption of the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated by the Merger Agreement does not purport to be a complete description thereof and is qualified in its entirety by reference to the full text of the Merger Agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2022.

Item 2.02.	Results of Operations and Financial Condition.

The information contained in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.02 insofar as such press release sets forth information regarding the Company’s results for the quarter ended June 30, 2022.

Item 8.01.	Other Events.

On July 25, 2022, the Company and IEA jointly issued a press release announcing the Merger as well as an update on financial guidance for the six months ended June 30, 2022. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description

99.1	Joint Press Release, dated July 25, 2022.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.

Date: July 25, 2022	By:	/s/ Alberto de Cardenas
Alberto de Cardenas
Executive Vice President, General Counsel and Secretary